Exhibit 21

                    The First Republic Corporation of America

                              List of Subsidiaries

The First Republic Building Corp.
Bluepoints Company Inc.
Bluepoints Company Inc. of Maryland
Quality Yarns Inc.
Whitlock Combing Company, Inc.
FRC of Delaware Inc.
FRCA Sunscape Corp.
Marchelot S.A.